Exhibit 23.1

CONSENT OF WARREN AVERETT, LLC

Independent Registered Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-186920) of our report dated July 10, 2015 and 2014, with respect to the consolidated financial statements of CytoDyn Inc. (the “Company”) appearing in this Annual Report on Form 10-K for the years ended May 31, 2015 and 2014 .

/s/ Warren Averett, LLC

Warren Averett, LLC

Tampa, Florida

July 10, 2015